EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated March 30, 2003 included in this Form S-3, Registration Statement under the Securities Act of 1933 of 21st Century Holding Company covering the registration of up to 520,000 shares of common stock and 1,040,000 redeemable warrants and to all references to our Firm included in the registration statement.

De MEO, YOUNG, MCGRATH

Boca Raton, Florida

September 30, 2003